Exhibit 4.2

Description of Capital Stock

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, amended and restated bylaws and relevant sections of the General Corporation Law of the State of Delaware, referred to as the DGCL. Our amended and restated certificate of incorporation and amended and restated bylaws have been incorporated by reference as exhibits to the report of which this exhibit forms a part, and we refer to them in this exhibit as the certificate of incorporation and bylaws, respectively. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

As of June 6, 2024, Genworth Financial, Inc. (hereinafter, the “Company”) had one class of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended: Common Stock, par value $0.001 per share (the “Common Stock”). The following summary includes a brief description of the Common Stock, as well as certain related additional information.

General

The Company’s authorized capital stock consists of 1,500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share. As of June 6, 2024, 435,439,955 shares of Common Stock and no shares of preferred stock were issued and outstanding. All outstanding shares of Class A Common Stock have been renamed as “Common Stock,” and all previously issued shares of Class B common stock, par value $0.001 per share, have been converted to Common Stock, and no further Class B Common Stock may be issued.

The authorized shares of our preferred stock and our Common Stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval in several instances as a prerequisite to listing shares, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock, or in the amount of voting securities outstanding, of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our Common Stock, our board of directors may determine not to seek stockholder approval.

Common Stock

Voting Rights

The holders of Common Stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of Common Stock are entitled to vote.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our board of directors or by a nominating committee appointed by our board of directors, but will not be less than 1 nor more than 15.

The holders of the Common Stock are entitled to elect all directors entitled to be elected by holders of the Common Stock. Each director elected by the holders of the Common Stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The Common Stock will not have cumulative voting rights in the election of directors.

Rights to Dividends and on Liquidation, Dissolution and Winding Up

Subject to the prior rights of holders of preferred stock, if any, holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

Other Rights

Our Common Stock does not have any preemptive, subscription, redemption or conversion rights. Additional shares of authorized Common Stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Listing

The Common Stock is listed for trading on the New York Stock Exchange under the symbol “GNW.”

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

•	the designation of the series;

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the number of shares of each series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

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the rights in respect of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the dates or method of determining the dates upon which such dividends will be payable;

•	whether dividends, if any, will be cumulative or noncumulative;

•	the terms of redemption, if any, for shares of the series;

•	the amount payable to holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

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whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the terms of such conversion or exchange;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of the shares of the series; and

•	any other relative rights, preferences and limitations of the series.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Board of Directors

A director of our company may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of our outstanding Common Stock (and any series of preferred stock entitled to vote in the election of directors), voting together as a single class.

Vacancies may be filled only by the vote of a majority of the directors remaining in office or by a sole remaining director.

Stockholder action by written consent; special meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may only be called by a majority of the whole board of directors or upon the written request of the holders of at least 25% of our outstanding Common Stock. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or our stockholders as described above.

Advance notice requirements for nominations

Our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting.

Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

Our bylaws contain specific requirements as to the form and content of a stockholder’s notice to our corporate secretary. The notice must comply with the information and procedures set forth in our bylaws.

Advance notice requirements for stockholder proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

Our bylaws contain specific requirements as to the form and content of a stockholder’s notice to our corporate secretary. The notice must comply with the information and procedures set forth in our bylaws.

Amendments

Subject to the requirements in our certificate of incorporation and the DGCL, the provisions of our certificate of incorporation may be amended. In order to amend our certificate of incorporation, (a) our board must adopt a resolution setting forth the amendment, declaring its advisability, and submitting it to stockholders for adoption, (b) the amendment must be adopted by holders of a majority in voting power of our outstanding Common Stock and (c) a certificate of amendment setting forth such amendment must be filed with the Secretary of State of the State of Delaware.

The provisions of our bylaws may be amended by the affirmative vote of the holders of a majority in voting power of our outstanding Common Stock or by the affirmative vote of a majority of our entire board of directors.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. The DGCL also specifically permits corporations to maintain insurance and to grant similar indemnification rights to employees or agents.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect of any act or omission occurring prior to the amendment or repeal.

Delaware Business Combination Statute

We are currently subject to Section 203 of the DGCL.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

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any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Insurance Regulations Concerning Change of Control

The insurance holding company laws of many states regulate changes of control of insurance holding companies, such as our company. Generally, these laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Control also may be found to exist through contractual or other arrangements notwithstanding stock ownership. The Delaware, New York, North Carolina and Virginia insurance holding company laws and other jurisdictions in which we operate, require filings in connection with proposed acquisitions of control of domestic insurance companies. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust N.A. The transfer agent and registrar for any series of preferred stock that we may offer will be identified in the prospectus supplement relating to the offering of such preferred stock.